Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: January 23, 2026	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES RETIREMENT OF EXECUTIVE VICE PRESIDENT OF STORES AND SENIOR VICE PRESIDENT OF SALES

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that Kari G. Smith and Michelle M. Hoffman will retire from their respective positions as Executive Vice President of Stores and Senior Vice President of Sales effective February 13, 2026. Ms. Smith will also step down from service on the Company’s Board of Directors on the same date. Ms. Smith and Ms. Hoffman have been a key part of building Buckle’s store experience while developing a culture of leadership and service to teammates and guests.

Ms. Smith began working for Buckle in May 1978 as a part-time salesperson, progressing in leadership over her 47-year career with the Company and being named Vice President of Sales in May 2001 and Executive Vice President of Stores in February 2014. Ms. Smith has served on the Company’s Board of Directors since February 2018.

Ms. Hoffman joined Buckle in August 1979, similarly progressing in leadership over her 46-year career with the Company. She was appointed Vice President of Sales in March 2014 and Senior Vice President of Sales in February 2022.

Dennis H. Nelson, President and Chief Executive Officer, commented “I have had the opportunity to work with Kari and Michelle for nearly 50 years and would like to thank them both for their dedicated service to Buckle, our teammates, and our guests. Their leadership has been vital to the development and culture of our incredibly talented sales team who continue to provide our guests with incredible shopping experiences each and every day.”

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 441 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information on The Buckle, Inc.
can be accessed at www.buckle.com
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